Exhibit 10.3

Frequently Asked Questions Regarding

Bidz.com’s OTCBB/NASDAQ Listing

Why is Bidz.com doing a direct listing versus a traditional IPO?

During the summer of 2006, Bidz.com unsuccessfully attempted an IPO.   Despite a very successful IPO road show to institutional investors, in which our management team and company were favorably received, our underwriters were unable to take our company public because we did not obtain a sufficient number of the 180-day “lock-up” agreements that we asked our stockholders to sign. As a result, we explored alternative mechanisms for providing shareholders liquidity and believe a direct listing on NASDAQ is the best plan at this time.

Why is Bidz.com proceeding with this now?

Management of Bidz.com has been committed to providing you with a mechanism for liquidity and was very disappointed that the IPO was unsuccessful.  Since that time, concurrent with trying to obtain the necessary lock-up agreements to move forward with an IPO, the Company has been exploring alternative options.  We believe that providing for trading on the OTC Bulletin Board (OTCBB) followed by an application for listing on The NASDAQ Capital Market exchange is the best alternative at this time, as it will provide a solution for shareholders with an immediate need for liquidity.  We view this as the first step in a long and successful future as a public company.

How does the process work?

Bidz.com is currently in the process of filing the necessary application and obtaining brokerage firms to act as market makers for the security.  We must also meet certain legal regulations in each state.  Once approved, market makers will be allowed to trade the Company’s stock on the OTCBB, and at that time, you will be able to buy or sell the stock by contacting a licensed broker.  We expect the stock to begin trading some time in May 2007.  We intend to thereafter apply for listing on the NASDAQ Capital Market exchange.

What will be the initial price of the stock?

Because we are not doing a traditional IPO, there will not be a set pricing range, and the initial bid and subsequent trades will be made based on supply and demand in the market.  We cannot guarantee that these prices will be reflective of what we believe to be the fair value of the Company.  In particular, in the initial phase of trading, if there are a large number of shareholders that choose to sell their shares, this may place significant downward pressure on the price.

What is the difference between the OTCBB and The NASDAQ Capital Market?

The OTCBB is a quotation medium for subscribing brokers.  It is not a listed market and is not to be confused with The NASDAQ Stock Market.  A company must meet minimum financial requirements for initial listing on one of The NASDAQ Stock Markets and must continue to meet standards to maintain its listing.  In order to establish the minimum bid price for listing on NASDAQ, our stock must first be quoted on the OTCBB.  Once we establish the minimum bid price required by NASDAQ, we will apply for the listing of our common stock on The NASDAQ Capital Market.

Will management be selling any shares?

The members of the executive management team and the Company’s Board of Directors have no intention of selling shares at the current time.

Will there be a cost for us to trade our stock?

You will be subject to fees assessed by your broker.

How do I sell my shares or buy additional shares?

The stock will initially be available for trading on the OTC Bulletin Board.  Soon thereafter we will apply for listing of the shares on The NASDAQ Capital Market.  You will need to contact a registered broker to buy or sell shares.

Are my shares restricted?

Shares held for more than two years are eligible to be sold without restriction pursuant to SEC rule 144(k).

If I signed a “lock-up” agreement previously can I sell my shares now?

Because the Company is not proceeding with a traditional IPO, any previously signed lock up agreements are not applicable, and you are free to trade the shares.

What should I do if I have lost my stock certificate?

To report a lost stock certificate, contact Continental Stock Transfer at (212) 509-4000 or cstmail@continentalstock.com and/or fill out the Affidavit Of Domicile, which is located in the forms section of their website at www.continentalstock.com/forms/sharform.htm. The replacement of a certificate also requires additional information from Bidz.com. Shareholders may contact Anna Protsenko at 310-280-7347 or via e-mail annap@bidz.com for additional information.

How do I change my address or obtain information on regarding my shares?

You may contact Continental Stock Transfer at (212) 509-4000 or cstmail@continentalstock.com. You may also contact Anna Protsenko at 310-280-7347 or via e-mail annap@bidz.com.

Where can I find price, volume, and other trading information on the shares?

Once the stock begins trading you will be able to contact your broker for information about trading.  Additionally stock information is available on many personal finance sites including Yahoo Finance and Google Finance.